EXHIBIT 10.4

TERMS OF 2017 RESTRICTED STOCK AWARD1

Participants:	All members of Delta’s Board of Directors (the “Board”) who are not employees of Delta (“Non-Employee Directors”). These directors are:

Francis S. Blake	Jeanne P. Jackson
Daniel A. Carp	George N. Mattson
David G. DeWalt	Sergio A. L. Rial
William H. Easter III	Kathy N. Waller
Mickey P. Foret

Type of Award:	Restricted Stock, as defined and granted under the Delta Air Lines, Inc. Performance Compensation Plan (the “Performance Compensation Plan”).

Grant Date:	June 30, 2017

Number of

Shares:	The number of shares of Restricted Stock granted to each Non-Employee Director equals the result of the following formula: $160,000 divided by Y, where

Y = the closing price of Delta Common Stock, par value $0.0001 per share, on the New York Stock Exchange on the Grant Date.

Partial Shares:	Any partial shares resulting from the above formula will be ignored and the aggregate shares of Restricted Stock for each Non-Employee Director will be rounded up to the nearest whole ten shares.

Vesting:
Each grant awarded to a Non-Employee Director under the terms of this Attachment A (a “2017 Grant”) will vest (the “Vesting Date”) on the earlier of (1) June 30, 2018 and (2) the date of Delta’s 2018 Annual Meeting of Stockholders, subject to such Non-Employee Director’s continued service as a member of the Board on the Vesting Date.

Accelerated

Vesting:
Notwithstanding the foregoing, accelerated vesting will occur prior to the Vesting Date as follows: individual 2017 Grants will immediately vest on the date such Non-Employee Director ceases to be a member

_______________________
1 In accordance with these terms, each Non-Employee Director other than the Chairman of the Board received 3,260 shares of Restricted Stock on June 30, 2017. This is equal to $175,000 divided by $53.74 (the closing price of Delta Common Stock on the New York Stock Exchange “NYSE” on June 30, 2017), rounded up to the nearest whole ten shares. The Chairman of the Board received 5,680 shares of Restricted Stock on June 30, 2017. This is equal to $305,000 divided by $53.74(the closing price of Delta Common Stock on the NYSE on June 30, 2107), rounded up to the nearest whole ten shares.

EXHIBIT 10.4

of the Board due to death, Disability or Retirement. For purposes of the 2017 Grant, (1) “Disability” means the Non-Employee Director’s inability to perform his or her duties as a member of the Board for a period of 180 or more days as a result of a demonstrable injury or disease and (2) “Retirement” means retiring from the Board (i) at or after age 52 with at least ten years of service as a director; (ii) at or after age 68 with at least five years of service as a director; or (iii) at the Non-Employee Director’s mandatory retirement date.

Forfeiture:
Except as expressly set forth above, a Non-Employee Director will immediately forfeit any unvested Restricted Stock on the date such Non-Employee Director ceases to be a member of the Board for any reason, other than due to death, Disability or Retirement.

Dividends:
In the event a cash dividend is paid with respect to shares of Delta Common Stock at a time during which the 2017 Grant is unvested, the Non-Employee Director will be eligible to receive the dividend when the 2017 Grant vests.